EXHIBIT 10.77
February 23, 2009
VIA FACSIMILE
Brookfield US Corporation
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021
Facsimile: (212) 417-7262
Attention: Bruce Robertson
Re: Stock Purchase Agreement (the “Agreement”), dated as of August 27, 2008, by and among CastlePoint Reinsurance Company, Ltd. (“Purchaser”), HIG, Inc. (the “Company”) and Brookfield US Corporation (“Seller”)
Dear Bruce:
     In our recent conversations, we discussed the mutual desirability of agreeing prior to closing on (i) certain significant line items solely for purposes of the closing date balance sheet process under Section 3.3 of the Agreement, and (ii) the other amendments to the Agreement set forth below.
     Consistent with these discussions and based upon the information provided by Representatives of Seller and the Company to Purchaser at and following our meeting in New York on February 9, 2009, in accordance with Section 12.4 of the Agreement, Purchaser, Seller and the Company hereby agree as follows:
1.	Section 3.1 of the Agreement is hereby amended to delete the reference to “$27,000,000” and insert in lieu thereof “$31,500,000.” Section 3.2 of the Agreement is hereby amended to delete the reference to “Twenty-Seven Million Dollars ($27,000,000)” and insert in lieu thereof “$31,500,000.” The term “Closing Date” in Section 3.2 and Section 3.3 of the Agreement shall mean December 31, 2008 (and shall not mean the date on which the Closing actually occurs); provided, however, that the first reference to Closing Date in Section 3.3(a) shall mean the date on which the Closing occurs.
2.	Section 4.3(a) of the Agreement is hereby amended to delete the reference to “February 27, 2009” and insert in lieu thereof “March 27, 2009.”
3.	Attached hereto as Schedule 1 to this letter agreement is a pro forma balance sheet on which certain line items are marked with an asterisk. The amounts set forth next to each line item designated with an asterisk on Schedule 1 hereto shall be the amounts set forth on the Closing Date Balance Sheet for each such line item and such amounts shall not be disputed by either party in connection with determining the Final Closing Book Value. For the avoidance of doubt and notwithstanding anything in this letter agreement or the Agreement to the contrary, for purposes of determining the Final Closing Book Value, the parties agree that any net income or loss for the period from January 1, 2009 through the Closing Date, including (for greater clarity) any change in assets or liabilities resulting from the earning or incurring of such net income or loss, shall not be taken into account. The parties agree and acknowledge that the amounts set forth next to each line item not designated with an asterisk on Schedule 1 hereto can and may differ in the Estimated Closing Book Value, the Closing Date Balance Sheet and the Notice of Balance Sheet Disagreement in accordance with the terms of the Agreement.
4.	The Company shall cause the Insurance Subsidiaries to request that the applicable insurance regulatory authorities extend their respective filing deadlines with respect to the annual audited statutory statements for the year ended December 31, 2008, for each of the Insurance Subsidiaries (the “2008 SAP Statements”) to March 15, 2009, and Purchaser hereby consents to the making of such requests by the Insurance Subsidiaries. Purchaser further agrees that the financial statements (including the 2008 SAP Statements) required to be provided by the Company to Purchaser pursuant to Section 8.13 of the Agreement for the fiscal year and quarter ended December 31, 2008, shall not be required to be provided to Purchaser until two (2) Business Days following the filing of the 2008 SAP Statements with the applicable regulatory authorities.
5.	Without limiting paragraph 3 above and except as required by applicable Law, prior to the Closing (provided that the Closing occurs before the filing of the 2008 SAP Statements), Seller agrees (i) to continue to set loss and loss adjustment expense reserves (including incurred but not reported loss reserves) in the Ordinary Course of Business and (ii) without the written consent of Purchaser, not to release any loss or loss adjustment expense reserves (including incurred but not reported loss reserves) other than to pay claims in the Ordinary Course of Business. In accordance with the foregoing and for purposes of greater clarity, Purchaser hereby agrees and acknowledges that Seller, the Company and the Insurance Subsidiaries shall, in connection with the filing of the 2008 SAP Statements (if the Closing has not yet occurred), (X) set loss and loss adjustment expense reserves (including incurred but not reported loss reserves) and (Y) release any loss or loss adjustment expense reserves (including incurred but not reported loss reserves), as they determine to be appropriate; provided, that any such setting or releasing of any loss and loss adjustment expense reserves (including incurred but not reported loss reserves) shall be in accordance with the terms of the Agreement, SAP and applicable Law.
6.	Upon execution of this letter agreement, Seller and the Company shall cause Hermitage to satisfy the investment requirements under Section 1402 of the New York Insurance Law to enable Hermitage to complete the amendment of its charter to duplicate the powers of the subsidiaries of Tower Group, Inc.
7.	Provided that the Closing occurs prior to the filing of the 2008 SAP Statements, at the Closing the Company shall set its loss and loss adjustment expense reserves as directed by Purchaser and confirmed by Purchaser’s outside actuary. The parties agree and acknowledge that such setting of the loss and loss adjustment expense reserves by the Company shall have no effect on the Purchase Price.
     The parties acknowledge and agree that nothing in this letter agreement shall constitute a waiver of any rights of any party under the Agreement (other than the waiver of the right to dispute the amounts set forth next to each line item designated with an asterisk on Schedule 1 hereto as set forth in paragraph 3 above), including the waiver of any breach of any provision of the Agreement or the failure of any condition precedent under the Agreement.
     This letter agreement and Schedule 1 hereto, the Confidentiality Agreement and the Agreement, together with the Schedules and Exhibits thereto and any certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire understanding and agreement of the parties in respect of the subject matter hereof and thereof.
     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
     Except for the amendments provided for herein, all other provisions of the Agreement shall continue in full force and effect and be binding upon the parties hereto.
     This letter agreement may be executed in multiple counterparts, each counterpart when so executed and delivered, including by facsimile, constituting an original, but all such counterparts together shall constitute one and the same instrument.
     If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing and returning to us an executed counterpart hereof, whereupon this letter agreement shall constitute a binding agreement among us and shall constitute an amendment to the Agreement in accordance with Section 12.4 thereof.

PURCHASER: CASTLEPOINT REINSURANCE COMPANY, LTD.
By:	/s/ Joel S. Weiner
	Name:	Joel S. Weiner
	Title:	Senior Vice President and Chief Financial Officer

Agreed and accepted as of the date
first above written:
COMPANY:
HIG, INC.

By:	/s/ Aleks Novakoviz
	Name:	Aleks Novakoviz
	Title:	VP

SELLER: BROOKFIELD US CORPORATION
By:	/s/ Aleks Novakoviz
	Name:	Aleks Novakoviz
	Title:	VP

cc:	Roger A. Brown, Esq.
Senior Counsel, Tower Group, Inc.
D. Gilbert Friedlander, Esq.
Weil, Gotshal & Manges LLP
Elliot S. Orol, Esq.
General Counsel, Tower Group, Inc.
John M. Schwolsky, Esq.
Dewey & LeBoeuf LLP